Exhibit 99.2

AEGION CORPORATION

April 30, 2020

9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s first quarter 2020 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Senior Vice President, Strategy and Communications. Katie, you may proceed.

Katie Cason:

Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You can find a copy of our press release and our Safe Harbor Statement on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty, particularly given the unknown impact of the current COVID-19 pandemic and the Company’s response to these evolving circumstances. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you, Katie and good morning to everyone joining us on the call today.

The state of the world has changed significantly since our last earnings call nine weeks ago. The COVID-19 global pandemic has been unlike anything most of us have experienced in our lifetime. Communities [sic] and companies across the globe have been forced to respond to a crisis for which there was no playbook readily available. I am pleased with how well Aegion has been able to navigate the impacts of this crisis to date, including our ability to deliver first quarter results that exceeded our expectations going into the year. These results are a testament of the hard work and commitment of all of our employees. And that includes, first and foremost, a commitment to health and safety.

There was a lot of initial uncertainty and concern about our ability to continue operating when ‘stay at home’ orders began to emerge. We were fortunate that all of our businesses qualified as ‘essential services” under federal COVID-19 response guidelines published by the Cyber Security and Infrastructure Security Agency. While this designation granted us the permission to continue working, we also had to prove to ourselves and to our customers that we could continue to keep the health and safety of our employees and communities as our highest priority.

Within days, our safety team developed and began executing against a Pandemic Response plan, which was broadly distributed to our customers. We performed hazard assessments at each of our job sites to identify risk areas, primarily high-touch areas, and took steps to reduce the risk in each activity. We implemented many new safety processes, expanded disinfection and sanitization activities on our equipment and at our facilities, and led a robust education program on personal hygiene practices. All field crews were provided proper personal protective equipment.  Most crews are compromised of fewer than six employees and are able to practice social distancing on the job site. Where activities do not allow six feet of distancing, face masks and shields are required to reduce the spread of infection. In some cases, we've had to upgrade hotels for our crews to align with CDC-recommended providers.

In our manufacturing facilities, we worked hard early on to minimize supply chain risks with our key suppliers and built extra inventory where necessary. All employees in our manufacturing facilities are wearing protective gear and stations are sanitized multiple times each day. In some locations, we are staggering shift times and changing entry and exit routes to minimize risks during busier shift changes. We established medical hotlines for our work force and encouraged employees whose job allows it to work from home. As thermometer availability has improved, we are rolling out temperature monitoring at many of our work sites, including our manufacturing facilities and several field locations.

The feedback from our customers and local regulatory agencies has been very positive and we've been commended for establishing many "best practices" as an example for other businesses.  Most importantly, our efforts have helped us to minimize the spread of infection. In our global workforce of nearly 5,000 employees, to date we've had only three positive confirmations of COVID-19 and less than 50 suspected but unconfirmed cases that resulted in self-isolation.

As states and territories begin to consider relaxing stay-at-home mandates, we are developing robust ‘return to work’ protocols for our office staff to ensure we continue to reduce the spread of infection for our employees. I am so proud of how well our teams have stepped up in the safety response and that will continue to be a positive enabler for us moving forward.

Looking at our first quarter results, adjusted EPS of $0.06 per share exceeded our expectations going into the year. Results were led by a continued track record of strong performance for our Infrastructure Solutions and Energy Services segments, and we were successful in both businesses in overcoming March impacts from COVID-19. Order intake was also strong during the quarter, primarily driven by our Insituform North America business, which led to year-over-year growth in our ending backlog position, when excluding the impacts of exited or to-be-exited businesses. Our strong backlog positions us well for the next several months and we are encouraged by continued demand strength from certain of our businesses – including Insituform North America, Corrpro and activity in the Middle East.

Despite these positive signals in certain parts of the business, we expect current market conditions will have an unfavorable impact on our results for the next several months. Though the situation remains very fluid, we've made our best estimate into expected results for the second quarter, which David will cover in a few minutes. The outlook for the second half of the year is clouded with a significant amount of uncertainty as the ultimate duration and severity of the pandemic and related economic slowdown remain unknown.

Amid this uncertainty, we are focused on controlling what is within our control. That starts first with safety as our top priority. We are also being nimble with our crew loading and scheduling capabilities in order to quickly adapt to market changes. We took swift and decisive action to implement a number of aggressive cash savings and cost reduction efforts to help mitigate expected revenue disruptions, and we successfully completed an amendment to our credit facility that grants us expanded financial flexibility and liquidity.

Additionally, the benefits are clear from our multi-year efforts to reshape the business, which included actions to reduce upstream oil & gas exposure, the exit of multiple smaller international businesses, the restructuring of unprofitable businesses in North America and other efforts to right-size underperforming businesses and reduce operating costs. As a result of these actions, we are far better positioned today to weather this type of market uncertainty than at any point over the last several years.

With that market backdrop in mind, I’ll spend a few minutes discussing our results and current outlook in each of our segments.

First, starting with our Infrastructure Solutions segment, our core Insituform North America business performed very well in the quarter. We benefited from continued

productivity improvement gains, favorable weather trends and a good mix of larger diameter projects that crews executed well. ‘Stay at home’ orders created disruptions for the business late in the quarter, but our schedulers and project managers were able to effectively work with our large customer base and redeploy resources to other jobs and cities to keep crews active. Our broad geographic reach and scale sets us apart in this regard and provides an advantage over regional competitors that may not have that kind of flexibility. As a result, we were able to maintain crew loading at between 90 and 95% of our planned capacity for the year and we continue to operate at similar levels today. Results were also supported by strong tube production from our Batesville manufacturing facility and our multiple wet out locations across North America.

New order intake for the Insituform North America business was also very strong in the quarter, growing more than 25% year-over-year and driving a 7% increase in ending backlog. We saw nice market growth, maintained good win rates at the bid table and secured projects at expected margins in line with the prior year. While we expect the market disruptions to be more pronounced in the second quarter compared to what we saw in the first, the impact to this business should be more muted based on the strong backlog position and current operating performance. We have seen some recent temporary disruptions in bidding activity due to ‘stay at home’ orders, but overall market activity through April continues to be strong.

We are closely monitoring the longer-term impact to municipal funding as a result of the economic slowdown. Municipal water and wastewater budgets are almost always managed separately from general fund activities. Utility capital improvement spending is usually funded either directly from user fees, or more often, through specific purpose loans and revenue bonds that are underpinned by the steady stream of revenues from utility users. While we would expect the fees collected from residential users to remain relatively constant, the impact from the economic slowdown on revenue generated from industrial users is harder to project. We are watching the trends closely and also monitoring for any federal stimulus to municipalities or other infrastructure spending, which was a positive factor during the Great Recession and would likely benefit the business due to the ‘shovel-ready’ nature of many of our projects.

Our Insituform operations internationally, as well as our Fyfe and Underground Solutions businesses, delivered positive results in the first quarter, despite impacts from the virus. Our linings manufacturing facility in Europe continues to be operational, though at reduced utilization rates due to the shutdowns in effect for many European countries. These smaller Aegion businesses are expected to be impacted more heavily in the second quarter, largely due to the shorter-termed nature of their order flow and project backlog. However, we expect all businesses to continue to operate profitably and expect to see a rebound in demand as activity begins to pick back up.

Shifting to our Corrosion Protection segment, results in the quarter were very weak, driven by lower than expected results from Corrpro and Coating Services, partly offset by strong performance from the United business.

In the Corrpro business, we expected we would lose money in the quarter due to seasonal weakness, and that was the case. We also saw some unfavorable project-close outs related to the wind-down of our construction activities at several locations. Despite these disruptions, I feel very good about our decision to downsize our higher-cost construction activities when we did, as they would have been hit hard by, what we expect to be, a slowdown in new pipeline construction.

Across the Corrpro business, the vast majority of our revenues are driven by compliance-related spending from regulated pipeline operators. While we expect to see declines related to the dramatic shift in oil and gas markets, the need for corrosion monitoring compliance will be a demand backstop for the business. We saw strong order intake in the first quarter and ending backlog levels were in line with the prior year, despite the downsizing of the construction business. We've taken actions to furlough employees and reduce costs to match what we expect will be a period of reduced activity related to the portion of the business that is not regulated, as well as to address continued market weakness in Canada.

However, Corrpro is expected to remain a staple for the Corrosion Protection segment and our restructuring efforts are expected to drive a sharp improvement in the second quarter results.

In our Coating Services business, first quarter results were also weaker than expected and were the primary reason for the significant year-over-year decline in earnings. This was driven by delays on a few larger international projects, including two projects in the Middle East as well as the large South America project we signed last year. We expect work on these projects to resume in the second quarter and be recovered within the year, but the loss of revenue in the first quarter drove a sharp decline in profitability due to the lack of high-margin contributions. We successfully finalized the contract for a new $6 million offshore coating project in the Middle East, which drove the increase in ending backlog for the segment year-over-year. This project is currently expected to begin work in the third quarter.

Our United business continued its trend of strong performance in the first quarter, driven by strength in the U.S. and higher volumes in the Middle East, though results were overshadowed by weakness in the Corrpro and Coating Services businesses.

Our United and Coating Services businesses represent our largest exposure today to upstream market volatility, and our outlook for these businesses varies widely between the Eastern and Western hemispheres. Middle East operators, and in particular Saudi Aramco, continue to be the lowest on the global cost curve. They also tend to operate with more nationalistic goals that aren’t as sensitive to short-term price fluctuations. For these reasons, we don’t expect to see a significant near-term slowdown from our Middle East business.

Order flow remains strong in the region and we haven’t seen any signaling of project cancellations or reduced investment going forward, though we continue to monitor the situation closely for delays. Our biggest near-term risk will be navigating the effects of the global pandemic and the increased restrictions on the movement of people and goods throughout the region, which may create temporary disruptions to project schedules.

In the Western hemisphere, our outlook for the North America business is more uncertain. We have already seen reduced order intake for our United and Coatings businesses in the U.S. and Canada, and expect activity to remain depressed due to capex reductions announced by a number of producers. I talked on the last earnings call about the pickup in United’s linings work for midstream customers and this still represents an opportunity for the business. Additionally, we believe there are opportunities to serve the municipal market and will look to grow that revenue stream.

Across our North America corrosion protection businesses, we recently furloughed approximately 160 employees and have implemented aggressive cost savings actions to mitigate the expected weakness in revenues. We will continue to evaluate these businesses over the coming months to determine if additional structural changes are needed as a result of the reduced outlook for North America oil production.

Shifting to our Energy Services segment, results in the quarter were strong and expanded nicely year-over-year, driven by a significant increase in turnaround volumes in January and February. We expected to see a recovery in this activity following what we viewed as a temporary slowdown last year. Turnaround levels in the first quarter were in line with what we’ve seen historically for the business and would have been even stronger, if not for the slowdown we saw in March related to the virus.

Much of the fuel production on the West Coast is captive to local demand. California was one of the first states to implement strict shelter-in-place orders and the resulting slowdown in auto and air travel from the country’s most populated state was significant. Lower demand drove a sharp reduction in refinery utilization and customers reacted quickly by reducing maintenance manhours and deferring many construction and turnaround activities until later in the year.

While the revenue decline for Energy Services is expected to be the most severe across all of our businesses in the second quarter, we expect the recovery to be the quickest and highly correlated with the pace of activity picking back up once isolation mandates are lifted. Longer term, demand fundamentals remain strong for the business. We have limited exposure to upstream market volatility, and maintenance, turnarounds and upgrades can’t be delayed indefinitely without creating a significant risk for refinery safety or regulatory compliance.

We have also continued to pursue our geographic expansion into the Rocky Mountain region and feel good about our ability to secure new downstream contracts even during this downturn.

That wraps up a review of each of the segments. While there is much near-term uncertainty surrounding the virus and oil market declines, we believe the company continues to be well positioned for the long-term. The critical need to repair aging infrastructure is not lessened by this crisis and maintenance and rehabilitation activities comprise more than 85% of our revenues.

We are taking decisive actions today to adapt to and be resilient in these turbulent markets. I am confident we will successfully navigate this crisis and continue to generate long-term value for our customers, communities and shareholders. With that overview, I’ll turn the call over to David to provide additional details regarding our performance and near-term financial targets. David?

David Morris:

Thank you Chuck, and good morning to everyone on the call. I’ll walk through a more detailed review of our first quarter results, some of the actions we have taken to improve financial flexibility and our guidance outlook for the second quarter.

Starting with our consolidated results for the quarter, Aegion delivered total revenues of $287 million, an increase of 4% from the prior year. Excluding the impact from exited or to be exited businesses, revenues on a same-store basis increased 9%, driven primarily by increases from Energy Services and Infrastructure Solutions. Adjusted gross profit declined 5%, or $2.6 million, primarily due to a reduction from Corrosion Protection as a result of international coating project delays, which also drove the unfavorable margin mix in the quarter. Partially offsetting the lower gross profit, adjusted operating expenses declined 3% due to continued focus on cost containment. Adjusted operating income declined $1.3 million compared to Q1’19 primarily due to lower gross profits.

Below adjusted operating income, we benefited from reduced interest expense on lower rates and lower average debt levels throughout the first quarter. Other income and expense were favorable compared to Q1’19 due primarily to favorable FX remeasurements. Our adjusted effective tax rate was 26.2%, which was in line with the adjusted rate for Q1’19. Income attributable to non-controlling interests increased over the prior year due to higher results from our industrial linings joint venture in the Middle East. All in, these items led to adjusted earnings per share of $0.06, which was in line with results in Q1’19.

We reported a GAAP loss per share of $0.05 for the quarter. The adjustments between our GAAP and adjusted non-GAAP results consisted of:

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$3.6 million of pre-tax restructuring charges, primarily related to wind-down expenses and fixed asset disposals, and employee severance and separation benefits primarily associated with the announced downsizing of the Corrpro U.S. business, where we closed several offices and exited construction activities at others. The majority of these charges were settled in cash.

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We also recorded $400 thousand of pre-tax acquisition and divestiture-related expenses, primarily related to the sale of international contracting operations. We closed the sales of our Australian and Spanish businesses in the quarter and also advanced the sales process for our Northern Ireland business, though the process was put on hold late in the first quarter due to the deterioration of market conditions related to COVID-19. We expect to resume the sales process as soon as market conditions permit.

We have substantially completed all announced restructuring activities and expect future cash charges to be immaterial. We may incur additional non-cash charges related to the final shutdown of entities and the planned sale of the Northern Ireland contracting business.

As Chuck referenced in his remarks, we will continue to evaluate impacts to the business as a result of the COVID-19 pandemic and oil market declines to determine whether additional structural changes to the business are required as a result of changes to long-term demand fundamentals. Any such additional structural changes could require additional cash and non-cash restructuring charges.

I’ll now walk through a review of our first quarter results and second quarter outlook for each of our three segments. While we are accustomed to providing full-year guidance for the business, the current market volatility and uncertainty has resulted in limited visibility. As a result, we withdrew our previously announced full-year guidance targets in late March. However, we have made our best estimate for Q2 results based on what we know today in the markets.

Infrastructure Solutions delivered revenues of $130 million in the first quarter. When excluding exited or to be exited businesses, revenues increased 8% from Q1’19, primarily driven by higher volumes from the Insituform North America business, as well as increases in global third-party product sales following the sale of several of our international contracting businesses in lieu of a more favorable product sale model. Our Underground Solutions business also saw an increase in volumes over the prior year, partly a result of adding sales resources to support the business in 2019.

Adjusted gross margins and adjusted operating margins improved nicely compared to the prior year, driven by strong productivity and product mix from Insituform North America, the benefits of exiting underperforming operations and the continued cost containment across the business. All in, our adjusted operating income grew by 15% to more than $14 million, a strong first quarter for the segment on the continued strength of our North America contracting business, despite the impact of COVID-19 disruptions beginning in March.

For the second quarter, we expect Infrastructure Solutions’ revenues to decline 15 to 20% compared to the prior year. Excluding the impact of the exited or to be exited businesses, revenues are projected to decline 5 to 10%. Adjusted operating income is expected to decline by 15 to 20%, in line with the revenue reduction, with a strong focus on fixed cost reductions across the business in order to preserve margins.

Revenue declines are expected across all businesses due to COVID-19 disruptions, though we expect our smaller Fyfe, Underground Solutions and international businesses to see a larger impact, largely due to the shorter-term nature of their backlog and orders. These businesses are still projected to contribute positive earnings during the second quarter. The impact on the Insituform North America business, while unfavorable, is expected to be more muted, driven by the strong backlog position and favorable mix of projects going into the quarter.

Shifting to our Corrosion Protection segment, revenues in the first quarter were $66 million, which increased 6% from the prior year, when excluding the impact of exited or to be exited businesses. Higher revenues were the result of strong United Pipeline System volumes in the U.S. and Middle East that offset declines in both the Corrpro and Coating Services businesses.

Despite the higher revenues, the unfavorable mix resulting from the lower Coating Services volumes was the primary driver for the decline in adjusted gross profit and adjusted gross margins. We also recognized significant contributions in Q1’19 related to a large, high-margin offshore coating project and didn’t see similar performance this year due to the delay of several international projects. While it is typical to have a loss in the first quarter for the Corrpro business, we also experienced a loss from the Coating Services business, which resulted in a nearly $5 million adjusted operating loss for the segment. We do expect these coating projects will resume activity in the second and third quarters, following recent scheduling disruptions related to COVID-19.

For the second quarter, revenues within Corrosion Protection are expected to decline 15 to 20% from the prior year. Excluding the impact of exited or to be exited businesses, revenues are expected to decline 10 to 15%. The revenue decline is primarily driven by lower Corrpro volumes, particularly in the U.S. where we recently completed efforts to close several offices and exit contracting activities at others. The United and Coating Services businesses are expected to see slightly lower revenues as well, primarily driven by a reduced outlook for the North America businesses as a result of the oil market declines. Middle East activity for both businesses is expected to remain strong in the second quarter.

Despite the lower revenues, adjusted operating income is expected to be flat to slightly improved compared to Q2’19, driven by cost reductions in all businesses as well as expected profitability improvements resulting from the Corrpro North America restructuring actions. We have already begun to see improving utilization trends for the business in April and expect that to continue as long as we can match crew loading levels to any potential disruptions related to COVID-19.

Our Energy Services segment delivered a 13% increase in revenues to $91 million in Q1’20, driven by a more than doubling of turnaround volumes in the quarter. You may recall we viewed the decline in 2019 turnaround volumes as a temporary event related to the pull forward into the second half of the 2019 turnaround activity in advance of state mandated labor transitions. In January and February this year, we saw a nice recovery in turnaround volumes to levels more in line with historical trends. Strong top-line results, combined with a reduction in operating expenses, resulted in a doubling of adjusted operating income and a 110 basis point improvement in adjusted operating margins.

Results would have been even stronger, but for the reduction of maintenance hours in March and the deferral of construction and turnaround activities that were slated to begin late in the quarter, each as a result of the COVID-19 crisis. The significant decline in consumer demand for fuel as a result of ‘stay at home’ restrictions has driven a sharp decline in maintenance manhours since mid-March and is expected to persist during the second quarter and until we see restrictions lifted and a resumption of more typical auto and air traffic usage.

Q2’20 revenues for the segment are expected to decline 40 to 50% compared to the prior year. Despite the significant revenue reduction, adjusted operating income is expected to be break-even, due to cost savings actions to reduce fixed overhead. While visibility is limited beyond Q2, we would expect the second quarter to represent the worst of the impacts to Energy Services, assuming a recovery in consumer activity begins sometime during the quarter.

That wraps the review of our operating segment results.

Adjusted corporate spend for the first quarter increased by approximately $1 million compared to Q1’19, primarily driven by a number of smaller one-off items that went against us in the quarter. Also, the first quarter of 2019 included the benefit of a $400 thousand earn-out reversal. In the second quarter, we expect as much as a 30 to 40% decline in corporate spending year-over-year, driven by the significant cost reduction activities we implemented in late March.

These activities included efforts to drive reduced costs across all of our businesses as well as reduced cash outflow and included:

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A temporary cash wage reduction for North America salaried employees, ranging from 15% for lower salary bands to 50% for senior leadership and 100% for three executive leaders, including myself, Chuck Gordon and our General Counsel;

●	An unpaid furlough, impacting more than 15% of the North American workforce;
●	A freeze on all non-critical spending for capital expenditures, travel and other discretionary spending;
●	Suspension of the Company’s discretionary open-market share repurchase program; and
●	Suspension of cash fees for the Company’s Board of Directors.

We will continue to evaluate the duration of these actions based on evolving market conditions but expect the majority of them to remain in place through the second quarter and others through the end of the year.

The cash savings associated with the salary reductions are estimated to be approximately $4.5 million for the second quarter. It is the current intention of Aegion’s board to award restricted stock units to employees in replacement of their forgone salary. The equity compensation expense associated with such awards would be expensed over the vesting period of the awards.

For consolidated Aegion, we expect a reported revenue decline in the second quarter of between 20 and 30%. We expect declines to adjusted operating income to be in a similar range. Interest expense is expected to be higher based on higher Q1 borrowings and the potential for increased borrowings in Q2, if needed, as well as higher rates associated with our recent credit amendment, which I’ll touch on more in a moment. All in, we are projecting adjusted EPS of $0.20 - $0.30, which is significantly improved from our first quarter results but expected to be below the prior year levels due to lower revenues and business disruptions associated with the current market crisis. While it is our expectation that we will see improved earnings trends in the back half of the year as we begin to emerge from the pandemic’s impacts, visibility is too limited to provide an updated outlook at this time.

Before closing, I want to touch on our cash flows and recent efforts to improve liquidity. We had net operating cash usage of $8 million in the first quarter, which is in line with the prior year and in line with historical trends for the business where first quarter outflows related to annual incentives and renewals tend to exceed cash generation from weaker seasonal results. We saw an unfavorable impact in working capital, primarily driven by the strong revenue growth from Energy Services that drove an increase in receivables at quarter-end.

To date, we have not experienced any significant delays in payments and our April cash collections have been strong. However, in response to current market conditions, we have instituted bi-weekly accounts receivable and unbilled reviews with each business unit, with a focus on all past due accounts and all larger outstanding balances. Separately, we have implemented enhanced credit risk review procedures for both new and existing clients, with specific focus on clients with significant upstream activities and exposure.

Capital expenditures in the quarter were $6 million, down approximately 25% from Q1’19 due to a freeze on new spending implemented in March. We expect capital expenditures for the remainder of the year to be limited to only critical needs and are managing to an expected $10 million spend in 2020.

We repurchased $5 million of Aegion common stock in the first quarter, consisting of $3 million related to open-market repurchases and $2 million in purchases to satisfy tax obligations related to employee equity issuances. While we believe current share prices are significantly undervalued, we’ve made the prudent decision to suspend our ongoing share repurchase program until conditions improve.

We ended the first quarter with $74 million in cash, which was aided by incremental net debt borrowings in the quarter of approximately $25 million. In mid-March, we began discussions with our lending group to seek expanded financial flexibility to successfully navigate downside risks from the current market crisis. Yesterday, we completed an amendment to our credit facility, which includes more flexible financial covenants and, based on current projections, provides Aegion with more than $100 million of additional borrowing capacity over the next twelve months. While our interest rates have increased as a result of this amendment, we believe this was a prudent action to ensure Aegion has ample liquidity to weather unexpected disruptions during these volatile times.

The Company paid approximately $2 million for fees and expenses associated with the amendment. Approximately $600 thousand of the fees will be expensed in the second quarter with the remainder amortized over the remaining term of the credit facility.

We also have been following the various U.S. and international governmental programs implemented in response to the COVID-19 crisis. Aegion did not qualify for the Paycheck Protection Program and we believe that the amendment to our credit facility was more favorable to Aegion than participating either in the Main Street Loan Program or the Main Street Expanded Loan Program. We do believe that Aegion will realize certain the tax benefits associated with provisions of the CARES Act, including the deferral of approximately $15.6 million of 2020 employer payroll taxes until 2021 and 2022. Separately, we believe our international operations in Canada, the United Kingdom, New Zealand, Singapore, Hong Kong and Malaysia will benefit from wage subsidies available in these countries. We intend to closely evaluate any programs for which Aegion entities qualify.

That wraps a review of our first quarter results and near- term outlook for the second quarter. As Chuck mentioned, we remain focused on controlling what is in our control and that includes aggressive cost and cash management efforts to ensure we have solid financial strength and liquidity to weather what we expect to be a protracted period of uncertainty in the markets and for our Aegion businesses. We believe we are well positioned to successfully navigate this crisis and will look to provide additional updates in the coming months.

With that, Operator, at this time, we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:

So, I just wanted to start with Insituform North America. It looks to me like the operating margins best ever in your history to start the year. How do you think about that going forward? Because I know you’re going to have some productivity disruption, but then you’ve also got low oil, which I would assume, means low resin prices and also low transport. So just some thoughts going forward would be helpful.

Chuck Gordon:

Yes. So, I think that you’ve hit it pretty well. We would expect disruptions that would impact productivity negatively from the COVID virus, particularly as we have to move crews around and move them outside their normal geography. But we do expect that to be offset and sort of balanced out with reduced raw material prices. As you probably remember, Eric, our resin and our polyester prices are both petrochemical based, and we are beginning to see some price decreased in that area. So, as we look at the business, we would expect those two things to sort of balance each other out.

David Morris:

And Eric, we’re also seeing the benefit of exiting the smaller international markets. You referenced those being…the NAR margins being the best ever. What we’ve reported there is actually the platform margins, but certainly, the platform margins are benefitting from strong performance in the Insituform North America business as well as the exit of the international contracting markets.

Eric Stine:

Got it. Helpful. Maybe you mentioned this a little bit. I’m just curious, maybe if you can go into a little more detail just on the competitive side, what you’re seeing in the market? I would think given your presence that this is an opportunity if you look a little bit more long-term that you’d pick up some share, whether it’s crew work or third-party tube sales.

Chuck Gordon:

So what we’ve seen in North America from the crew side is that the bid table has been disrupted, I would say minimally, but has been a little bit disrupted in April, not because of any funding issues, but just because some of the municipalities didn’t have the people on staff working to be able to put the bids together and analyze them, but that’s been rather minor. I think that the business to date has remained fairly competitive, but as we look forward, we’re certainly going to be looking for opportunities to do more on that side of the business if the opportunities are good.

Eric Stine:

Got it. Okay. Maybe last one for me. Just Energy Services, I mean, I know it’s dependent, especially in California, on the stay-in-place or shelter-in-place orders there, but wondering, I mean, for the facilities that had turnaround scheduled for late in the year, is that something more potentially you could get those moved forward when access to facilities starts to loosen a little bit?

Chuck Gordon:

So, we have people going into the facilities every day. We don’t really have an access issue. The challenge is, the refineries are running at a very low rate, and so they’re under tremendous revenue and cost pressure, and so they’ve reduced their activity inside the facilities more as a response to the low utilization of their facilities.

We are working with some of our customers to see if there is an opportunity to do a sort of protracted turnaround maintenance while they’re running slow and we’re working with some of them on that, but it’s too early to say whether that will be successful or not.

Most of the turnarounds have been moved either into the fourth quarter of this year or into the first half of next year. So as you’re probably well aware, the turnarounds don’t get canceled, but they do get pushed back. So we’ll see how that plays out. That is some of the uncertainty that we’re seeing in the quarter and also in the second half of the year. We just don’t know yet.

Operator:	Our next question comes from Noelle Diltz of Stifel.

Noelle Diltz:

Congratulations on a good quarter. So just, Chuck, I appreciate your comments on the funding for a lot of the North American CIPP product projects and kind of what you’re seeing at the state and local level. I guess a couple of questions. One, how are you thinking just about the risk around funding, given that I think a lot of state and municipal budgets are under sort of unprecedented pressure? Do you see risk of just some of these funds getting shuffled around a little bit to various buckets? And then second, if you could comment on how you’re thinking about the potential for additional federal stimulus measures.

Chuck Gordon:

Yes. Great questions. I guess the first question, Noelle, we don’t see the municipalities moving funds around ever to a great extent. But the utilities are set up as stand-alone entities and funds and typically, the revenues from the rate payers have to pay for the utility operation and they have to pay for capital expenditures. What happens is that if the capital expenditures and operations aren’t covered by the rates, they raise rates and then vice versa also happens if it goes the other way. Probably 80%, maybe, and again, these are really general numbers, but a significant majority of the projects are funded with revenue bonds and those revenue bonds, typically once they’re issued, have to be spent in about three years to maintain their tax status.

And so as we look forward, I don’t see the challenges the municipal general funds are having, impacting our side of the business to a great extent. There could be some, but in most cases, I don’t think that will be the case. What will impact is the fees and the monthly charges that the municipalities get from industries. A lot of the industry uses a significant amount of water and wastewater, and the municipalities, the utilities will see a revenue reduction as we get into recession. But I’m not sure how deep that'll be and it will certainly be dependent on what the industrial base is and the locality. So as we look at the business, we would absolutely prefer that the municipalities be healthy, but I think our side, in the way it is funded, is somewhat sheltered from the challenges that the municipal general funds are going to have.

The second part of your question was related to the stimulus spending. We are certainly working with our industry association and trying to lobby for water and wastewater to be part of that. You probably remember that the federal government, or you may remember, the federal government provided stimulus spending for water and wastewater infrastructure in the last Great Recession and the way they did that was they provided funds for the state revolving funds, and if the municipalities used that money quickly enough and they came in under budget, those actually turned into grants and the loans were forgiven. And so we would certainly love to see something like that happen. We’re trying to monitor it the best we can, but there’s a lot of activity, a lot of conversation in Washington, and we’ll see how the next stimulus package comes out. Hopefully, it would include something for water and wastewater infrastructure.

Did that answer your questions?

Noelle Diltz:	It did.

Operator:	(Operator Instructions) I’m not showing any further questions at this time. Mr. Gordon, please proceed with any further remarks.

Chuck Gordon:

Thank you, Operator. I want to take this time to extend my thanks to our global workforce who have continued to dedicate themselves to the organization in the face of significant uncertainty and personal challenges. We will continue to provide updates on the business as we know them and we’ll look to provide more details on our longer-term outlook once we have better visibility. Thank you for joining us today.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you for participating and you may now disconnect.